Exhibit 10.1


                             [METROMEDIA LETTERHEAD]

                                November __, 2006


[                 ]


Dear [            ]:

     Reference is made to the Lock Up Agreement dated October 1, 2006 (the "Lock Up Agreement"), between Metromedia International Group, Inc. and [_______] (each, a "Consenting Preferred Stockholder" and collectively, the "Consenting Preferred Stockholders" and together with Metromedia International Group, Inc., the "Parties" ). All defined terms used but not defined herein shall have the meaning given to them in the Lock Up Agreement.

     The Parties hereby agree that the sections headed "Preferred Stock" and "Common Stock" in Exhibit A to the Lock Up Agreement shall be amended by deleting them in their entirety and replacing them with the following:

Preferred Stock.... On the Effective Date, each holder of preferred stock,  that was issued and outstanding on or prior to the Effective Date, shall receive the following consideration: If the net sales proceeds after allowed claim payments and payments of all costs and expenses associated with the sale and the Chapter 11 case (including, but not limited to: (i) payments of or, in the case of disputed claims or expenses, reserves for, all administrative expense claims, priority tax claims, secured claims and general unsecured claims; (ii) necessary reserves for the final liquidation of the Company and its subsidiaries; (iii) professional fees; and (iv) taxes arising out of the sale of assets), plus any cash on hand and the proceeds of the liquidation of any other of the Company's assets (the "Net Distributable Consideration") is $420 million or less, $68 in cash for each share of preferred stock plus payment of any Additional Amounts (defined below) due and owing. If the Net Distributable Consideration is above $420 million but less than $465 million, $68 in cash for each share of preferred stock, plus payment of any Additional Amounts due and owing, plus their pro rata share in cash of 50% of the Net Distributable Consideration above $420 million. If the Net Distributable Consideration is $465 million or above, $68 in cash for each

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                    share of preferred  stock,  plus  payment of any  Additional
                    Amounts due and owing, plus their pro rata share in cash of 50% of the Net Distributable Consideration between $420 million and $465 million plus their pro rata share in cash of 20% of any remaining Net Distributable Consideration.

                    If, prior to April 1, 2007, holders of Preferred Stock have not received $68.00 per share in cash payable to them in accordance with the Term Sheet, the holders of Preferred Stock shall, from and after such date, be entitled to receive additional amounts per share equal to an annual rate of five percent (5 %) on the difference between (a) $68.00 and (b) any amounts per share received in cash pursuant to the Term Sheet prior to April 1, 2007. As of July 1, 2007, such annual rate shall increase and the holders of Preferred Stock shall, be entitled to receive additional amounts per share equal to an annual rate of seven and a quarter percent (7.25 %) on the difference, if any, between (a) $68.00 and
                    (b) any amounts per share received in cash pursuant to the Term Sheet prior to July 1, 2007. The amounts referred to in this paragraph shall be deemed the "Additional Amounts." For the avoidance of doubt, payment of any Additional Amounts to the holders of Preferred Stock shall be paid out of the initial $420 million of Net Distributable Consideration.



Common Stock....... On the Effective  Date, each holder of existing common stock shall receive the following consideration: If the Net Distributable Consideration is $420 million or less, their pro rata share of the remaining Net Distributable Consideration after payment of $68 in cash for each share of existing preferred stock plus any Additional Amounts due and owing per share of Preferred Stock. If the Net Distributable Consideration is above $420 million but less than $465 million, in addition to receiving the amounts described above, and after payment of any Additional Amounts due and owing to the holders of Preferred Stock, their pro rata share of 50% of the Net Distributable Consideration above $420 million. If the Net Distributable Consideration is $465 million or above, in addition to receiving the amounts described above, and after payment of any Additional Amounts due and owing to the holders of Preferred Stock, their pro rata share of 80% of any remaining Net Distributable Consideration.

     As of the date hereof, the Company hereby represents and warrants to each of the Consenting Preferred Stockholders and each of the Consenting Preferred Stockholders hereby represents and warrants to the Company as to itself only that: (i) it has all requisite corporate power and authority to enter into this agreement and to carry out the transactions contemplated by, and perform its obligations under, this agreement; (ii) the execution and delivery of this agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on its part; (iii) the execution, delivery and performance by it of this agreement does not and shall not (x) violate any provision of law, rule, regulation, injunction or court order applicable to it or any of its subsidiaries, if applicable, or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries, or (y) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party; (iv) the execution, delivery and performance by it of this agreement does not and shall not require any registration or filing with, other than potentially filing a form 8K by the Company or potentially filing a Schedule 13D by the Consenting Preferred Stockholders, as applicable, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than the approval of the Bankruptcy Court; and (v) subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this agreement is the legally valid and binding obligation of the Company or the applicable Consenting Preferred Stockholders, as appropriate, enforceable against it in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to the rights of a creditor against a debtor, or by equitable principles relating to enforceability.

     The Company hereby (i) agrees to file a Form 8-K with the Securities and Exchange Commission disclosing the material terms of this amendment to the Lock Up Agreement promptly after the Effective Date (as defined below) and (ii) agrees and acknowledges that the Consenting Preferred Stockholders may disclose such terms in, and/or attach this amendment to the Lock Up Agreement to, a 13D filing to be made promptly after the Effective Date.

     This amendment to the Lock Up Agreement shall not become effective unless and until (i) the Company has entered into substantially similar letter agreements with entities or persons holding in the aggregate (together with the Consenting Preferred Stockholders) at least sixty-seven percent of the issued and outstanding shares of Preferred Stock and (ii) the Company has informed the Consenting Preferred Stockholders in writing that the condition set forth in clause (i) above has been satisfied (the date the conditions set forth in clauses (i) and (ii) above are satisfied being referred herein as the "Effective Date"). If the Effective Date has not occurred on or before November 21, 2006, each Consenting Preferred Stockholder may withdraw its signature page hereto and its agreement to be bound hereunder, and the Parties agree that this amendment to the Lock Up Agreement shall be deemed to have never come into effect.



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                                            Very truly yours,

                                            Metromedia International Group, Inc.


                                            By:
                                                --------------------------------
                                                Name:
                                                Title:
Accepted and Agreed to,

this _____ day of November, 2006



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